================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                               ICOS Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

     April 4, 1997



     Dear Stockholder:

          I cordially invite you to ICOS Corporation's Annual Meeting of Stockholders, to be held on Wednesday, May 7, 1997, at 9:30 a.m., at the Four Seasons Olympic Hotel, 411 University Street, Seattle, Washington 98101.

          This year you are asked to (1) elect three members to the Company's Board of Directors and (2) ratify the appointment of KPMG Peat Marwick LLP as the Company's independent public accountants for fiscal year 1997.

          As the Company's Chairman, I urge you to re-elect the three nominated Directors and vote "For" the remaining proposal. It is important that your shares be represented, regardless of whether or not you plan to attend the meeting. Therefore, please take a few minutes to vote now. To validate your vote, you must mark, sign and date the reverse side of the enclosed proxy card. Please mail the completed proxy card in the enclosed prepaid envelope.

          After the transaction of formal business at the meeting, management will provide you with an update on the Company's progress. We will also respond to questions from stockholders. After the meeting we invite you to tour our Bothell facility. We will provide transportation from the Four Seasons Olympic Hotel to the Bothell facility, and then return transportation to the hotel. Please call Lacy Fitzpatrick, Manager, Investor Relations, at (206) 485-1900 for additional information about the meeting.

          On behalf of ICOS Corporation, I would like to thank you for your support of the Company.

                                       Regards,

                                       /s/ George B. Rathmann

                                       George B. Rathmann
                                       Chairman of the Board of Directors,
                                       Chief Executive Officer and President

                                ICOS CORPORATION

                 NOTICE OF 1997 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:

     The Annual Meeting of Stockholders of ICOS Corporation will be held at the Four Seasons Olympic Hotel, 411 University Street, Seattle, Washington 98101, on Wednesday, May 7, 1997, at 9:30 a.m., for the following purposes:

       1. To elect three Directors to serve until the third Annual Meeting of Stockholders following their election and until their successors are elected and qualified;

       2. To ratify the appointment of KPMG Peat Marwick LLP as the Company's independent public accountants for fiscal year 1997; and

       3. To transact such other business as may properly come before the Annual Meeting and all adjournments and postponements thereof.


Your attention is directed to the accompanying Proxy Statement for further information with respect to the matters to be acted upon at the Annual Meeting. To constitute a quorum for the conduct of business at the Annual Meeting, it is necessary that holders of a majority of all outstanding shares of the Company's Common Stock be present in person or represented by proxy. To ensure representation at the Annual Meeting, you are urged to mark, sign and date the enclosed proxy card and return it promptly in the enclosed envelope.

Only stockholders of record at the close of business on March 10, 1997 are entitled to notice of, and to vote at, the Annual Meeting.

                                       By Order of the Board of Directors

                                       /s/ George B. Rathmann

                                       George B. Rathmann
                                       Chairman of the Board of Directors,
                                       Chief Executive Officer and President

April 4, 1997
Bothell, Washington


    YOUR VOTE IS IMPORTANT.  ACCORDINGLY, YOU ARE URGED TO MARK, SIGN, DATE
AND RETURN THE ACCOMPANYING PROXY CARD REGARDLESS OF WHETHER OR NOT YOU PLAN TO
                           ATTEND THE ANNUAL MEETING.

                                PROXY STATEMENT
                              OF ICOS CORPORATION


     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of ICOS Corporation (the "Company"), the principal address of which is 22021 - 20th Avenue S.E., Bothell, Washington 98021, of proxies in the accompanying form for use at the 1997 Annual Meeting of Stockholders (the "Annual Meeting") to be held on Wednesday, May 7, 1997 at 9:30 a.m. at the Four Seasons Olympic Hotel, 411 University Street, Seattle, Washington 98101. The approximate date of mailing this Proxy Statement and the enclosed form of proxy is April 4, 1997.

     Each share of the Company's $.01 par value Common Stock ("Common Stock") outstanding at the close of business on March 10, 1997 is entitled to one vote per share at the Annual Meeting. Proxies are solicited so that each stockholder may have an opportunity to vote on all matters that are scheduled to come before the Annual Meeting. When properly executed proxies are returned, the shares represented thereby will be voted in accordance with the stockholders' directions. Stockholders are urged to specify their choices by marking the appropriate boxes on the enclosed proxy card; if no choice has been specified, the shares will be voted as recommended by the Board of Directors. Under Delaware law and the Company's Restated Bylaws, if a quorum is present at the Annual Meeting: (i) the three nominees for election as Directors who receive the greatest number of votes cast for the election of Directors will be elected and
(ii) matter 2 listed in the accompanying Notice of 1997 Annual Meeting of Stockholders will be approved if a majority of shares of Common Stock, present in person or represented by proxy and entitled to vote, votes in favor of such matter. The presence in person or by proxy of holders of record of a majority of the outstanding shares of Common Stock is required to constitute a quorum for the transaction of business at the Annual Meeting. Means have been provided whereby a stockholder may withhold the vote for any Director and may vote against, or refrain from voting on, any matter other than the election of Directors. In the election of Directors, any action other than a vote for a nominee will have the practical effect of voting against the nominee.
Abstention from voting will have the practical effect of voting against matter 2 since it is one less vote for approval. Broker nonvotes will have no impact on matter 2 since they are not considered shares entitled to vote.

     The enclosed proxy card also confers discretionary authority to vote the shares authorized to be voted thereby on any matter that was not known on the date of mailing this Proxy Statement but that may properly be presented for action at the Annual Meeting.


  YOUR VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE URGED TO MARK, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD REGARDLESS OF WHETHER OR NOT YOU PLAN TO
                           ATTEND THE ANNUAL MEETING.

     Any stockholder returning a proxy has the power to revoke it at any time before shares represented thereby are voted at the Annual Meeting. Any shares represented by an unrevoked proxy will be voted according to that proxy unless the stockholder attends the Annual Meeting and votes in person. A stockholder's right to revoke a proxy is not limited by or subject to compliance with a specified formal procedure, but written notice of such revocation should be given to the Company's Secretary at or before the Annual Meeting.

     The expense of printing and mailing proxy material will be borne by the Company. In addition to the solicitation of proxies by mail, solicitation may be made by certain Directors, officers and other employees of the Company in person or by telephone, facsimile transmission, telegraph or telex. No compensation will be paid for such solicitation.

     Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation material to certain beneficial owners of the Common Stock. The Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

VOTING SECURITIES AND RECORD DATE

     Holders of Common Stock are entitled to vote at the Annual Meeting on the basis of one vote for each share of Common Stock held of record. On March 10, 1997, the record date for determining stockholders entitled to vote at the Annual Meeting, 39,480,825 shares of Common Stock were outstanding. As of the record date, Directors and affiliates of the Company own or have the power to vote shares representing approximately 19.6% of the voting power of the Common Stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          The following table sets forth certain information regarding the beneficial ownership, as of March 10, 1997, of the Common Stock by (a) each person known by the Board of Directors to beneficially own more than 5% of the outstanding Common Stock; (b) each Director and nominee for Director; (c) each of the executive officers included in the Summary Compensation Table; and (d) all Directors and executive officers as a group.

                                              SHARES
                                           BENEFICIALLY     PERCENTAGE OF
NAME AND ADDRESS                           OWNED (1) (2)    COMMON STOCK
George B. Rathmann (3)..................     1,481,905           3.7%
   c/o ICOS Corporation
   22021 - 20th Avenue S.E.
   Bothell, WA  98021
Gary L. Wilcox..........................       332,715            *
W. Michael Gallatin.....................       131,980            *
Thomas P. St. John......................       128,657            *
Howard S. Mendelsohn....................        43,779            *
Frank T. Cary...........................       135,266            *
James L. Ferguson.......................       119,016            *

William H. Gates, III...................     5,011,162          12.6%
   c/o  Michael Larson
   2365 Carillon Point
   Kirkland, WA  98033
Janice M. LeCocq........................       270,886            *
David V. Milligan.......................        19,601            *
Robert W. Pangia........................       104,016            *
Alexander B. Trowbridge.................       119,016            *
Walter B. Wriston.......................       123,766            *
All Directors and executive officers as      8,021,765          19.6%
 a group (13 persons)...................
___________________

 *  Less than 1%.

(1) Unless otherwise indicated, the persons named have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws. Amounts shown include both shares owned and stock options that may be exercised within 60 days.

(2) Includes options that may be exercised for shares within 60 days for each individual as follows: George B. Rathmann, 229,750 shares; Gary L. Wilcox, 332,715 shares; W. Michael Gallatin, 89,480 shares; Thomas P. St. John, 86,157 shares; Howard S. Mendelsohn, 43,779 shares; Frank T. Cary, 104,016 shares; James L. Ferguson, 104,016 shares; William H. Gates, III, 154,016 shares; Janice M. LeCocq, 45,886 shares; David V. Milligan, 19,501 shares; Robert W. Pangia, 104,016 shares; Alexander B. Trowbridge, 104,016 shares; Walter B. Wriston, 104,016 shares; and all Directors and executive officers as a group, 1,521,364 shares.

(3) Includes 150,000 shares held by the Rathmann Family Revocable Trust.

ELECTION OF DIRECTORS

        The Company's Board of Directors consists of ten Directors, each of whom is elected for a three-year term. The Board of Directors is divided into three classes, with one class of Directors elected to three-year terms at each Annual Meeting of Stockholders. Seven of the Directors are serving terms that continue beyond the Annual Meeting. Of the continuing Directors, three are serving terms that will not expire until the 1998 Annual Meeting of Stockholders and four are serving terms that will not expire until the 1999 Annual Meeting of stockholders. At the Annual Meeting, three Directors will be elected, each of whom will hold office for a term of three years or until his successor is elected and qualified.

        The Board of Directors has unanimously nominated Frank T. Cary, James L. Ferguson and Janice M. LeCocq for reelection at the Annual Meeting. Unless otherwise instructed, it is the intention of the persons named as proxies in the enclosed proxy card to vote shares represented by properly executed proxies for the three nominees to the Board of Directors named above. If any nominee shall not be a candidate for election as a Director at the Annual Meeting, it is intended that votes will be cast pursuant to the enclosed proxy for such substitute nominee as may be nominated by the Board. No circumstances are presently known that would render any nominee named herein unavailable to serve.

        Nominees for Election as Class 1 Directors. The following are the nominees to serve as Class 1 Directors until the Annual Meeting of Stockholders to be held in the year 2000:

        Frank T. Cary (age 76) has been a Director of the Company since January 1990. He was elected Chairman of the Board of International Business Machines Corporation, a business equipment manufacturer, in 1973, and served as its Chief Executive Officer from 1973 to 1981. He is currently a Director of Celgene Corporation, Cygnus Inc., LEXMARK, Lincare, Inc., VION Pharmaceuticals, Inc., SPS Transaction Services, Inc., Seer Technologies and Teltrend, Inc.

        James L. Ferguson (age 70) has been a Director of the Company since January 1990. He became Chief Executive Officer of General Foods Corporation in 1973, assumed the combined offices of Chairman and President in 1974, and retired in 1989. Mr. Ferguson is currently a Director of VION Pharmaceuticals, Inc., a member of The Business Council and Council on Foreign Relations, a Trustee of the Aspen Institute, and a Life Trustee of Hamilton College. He is past Chairman of the Grocery Manufacturers of America, Inc., the Council for Aid to Education, and The Conference Board.

        Janice M. LeCocq (age 47) has been a Director of the Company since October 1990. Since December 1994, she has been Chief Executive Officer of Gryphon Sciences, a biotechnology company. From October 1990 to December 1994, Dr. LeCocq served as the Executive Vice President, Finance and Administration and Chief Financial Officer of the Company. From 1986 to 1990, Dr. LeCocq held positions within the corporate finance group at Montgomery Securities, an investment banking company. From 1985 to 1986, she was responsible for the investor relations consulting group at Regis McKenna, a communications company. Dr. LeCocq is currently a Director of Molecular Dynamics.


                  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
                                                           ---
                    THE ELECTION OF THE ABOVE-NAMED NOMINEES
                           TO THE BOARD OF DIRECTORS.

CONTINUING DIRECTORS (UNTIL 1998)

        The three Class 2 Directors, William H. Gates, III, Robert W. Pangia and George B. Rathmann, are currently serving terms that expire at the 1998 Annual Meeting of Stockholders and until their respective successors are elected and qualified.

        William H. Gates, III (age 41) has been a Director of the Company since July 1990. Mr. Gates is a co-founder of Microsoft Corporation, a software company, and has been its Chief Executive Officer and Chairman of the Board since its incorporation in 1981.

        Robert W. Pangia (age 45) has been a Director of the Company since April 1990. Currently a private investor, Mr. Pangia most recently served as Executive Vice President and Director of Investment Banking at PaineWebber Incorporated, which is engaged in investment banking and securities brokerage. From 1986 until joining PaineWebber in April 1987, he was a Managing Director with Drexel Burnham Lambert, an investment banking firm. From 1977 to 1986, Mr. Pangia worked in various positions in the Corporate Financing Department at Kidder Peabody & Co., an investment banking and securities brokerage firm, including serving as Director of the Technology Finance Group.

        George B. Rathmann (age 69) has been the Company's Chairman of the Board since January 1990 and Chief Executive Officer and President since September 1991. Dr. Rathmann was previously associated with Abbott Laboratories, Inc., a healthcare products manufacturer, where from 1975 to 1977 he was Director of Research and Development and from 1977 to 1980, Divisional Vice President. In 1980, he co-founded Amgen, Inc. ("Amgen"), a publicly held biotechnology company. He was a Director of Amgen until 1993 and since 1980 has, at various times, also served as its Chairman of the Board, President and Chief Executive Officer. He is currently a Director of Somatogen, Inc. Dr. Rathmann received his Ph.D. in physical chemistry from Princeton University.

CONTINUING DIRECTORS (UNTIL 1999)

        The four Class 3 Directors, David V. Milligan, Alexander B. Trowbridge, Gary L. Wilcox, and Walter B. Wriston, are currently serving terms that expire at the 1999 Annual Meeting of Stockholders and until their respective successors are elected and qualified.

        David V. Milligan (age 56) has been a Director of the Company since October 1995. Dr. Milligan recently retired from Abbott Laboratories, a healthcare products manufacturer, where he most recently served as Senior Vice President and Chief Scientific Officer. Dr. Milligan joined Abbott Laboratories in 1979 and headed both the diagnostics and pharmaceutical research and development organizations during his career there. He received an A.B. in chemistry from Princeton University, as well as an M.S. and a Ph.D. in organic chemistry from the University of Illinois.

        Alexander B. Trowbridge (age 67) has been a Director of the Company since January 1990. He was President of the National Association of Manufacturers, a national trade association, from 1980 to 1990, and is currently President of Trowbridge Partners, Inc., a business consulting firm. In 1967 and 1968, Mr. Trowbridge was Secretary of Commerce in the administration of President Johnson, having served as Assistant Secretary of Commerce from 1965 to 1967. He was Vice Chairman of Allied Chemical Corporation (now Allied-Signal) from 1976 through 1980. From 1970 to 1976, he was President of The Conference Board, a management and economic research organization. He is currently a Director of the E.M. Warburg-Pincus Funds, Gillette Company, Harris Corporation, New England Life Insurance Company, The Rouse Company, The Sun Company, and WMX Technologies, Inc.

        Gary L. Wilcox (age 50) joined the Company in September 1993 as Executive Vice President, Operations. In April, 1995, Dr. Wilcox was appointed Corporate Secretary of the Company. Previously, Dr. Wilcox served as Vice Chairman, Executive Vice President and Director of Xoma Corporation, a biotechnology company. From 1982 to 1989 he was the President and Chief Executive Officer of International Genetic Engineering, Inc., known as Ingene, which he co-founded. In 1989, Ingene was acquired by Xoma Corporation. Dr. Wilcox is currently a Director of London Pacific Group Limited, and Pepperdine University. Dr. Wilcox received his Ph.D. in molecular biology and biochemistry from the University of California at Santa Barbara.

        Walter B. Wriston (age 77) has been a Director of the Company since January 1990. He was Chairman of the Board from 1970 through 1984 and Chief Executive Officer from 1967 through 1984 of

Citicorp/Citibank, N.A., a national banking association. Mr. Wriston is currently a Director of Cygnus, Inc., Tandem Computers Inc., United Meridian Corporation, VION Pharmaceuticals, Inc., and York International Corporation. He is former Chairman of President Reagan's Economic Policy Advisory Board, a member and former Chairman of The Business Council and a former Co-Chairman and Policy Committee member of the Business Roundtable.

OTHER EXECUTIVE OFFICERS

        W. Michael Gallatin (age 43) is currently Vice President and Scientific Director of the Company, a position he has held since April 1995. Dr. Gallatin joined the Company in 1990 as Director of the Cell Adhesion Program and became a Senior Director, Science, in July 1992. He was appointed Vice President, Biological Research, in October 1993. Prior to joining the Company, Dr. Gallatin was a faculty member of the Fred Hutchinson Cancer Research Center in Seattle, Washington, and an affiliate faculty member of the Department of Microbiology at the University of Washington. He received his Ph.D. in immunology from the University of Alberta (Canada) for his research on genetic resistance to neoplastic disease and mechanisms of tumor cell metastasis. Dr. Gallatin has been actively researching immunobiology and cell adhesion for 20 years and has authored numerous scientific articles, including the first description of a cell adhesion molecule involved in site-specific leukocyte traffic, which he published in 1983 while a postdoctoral fellow at Stanford University.

        Howard S. Mendelsohn (age 39) is currently the Chief Accounting Officer of the Company, a position he has held since March 1994, prior to which he served as Corporate Controller, beginning in November 1992. From 1989 to 1990, Mr. Mendelsohn was Chief Financial Officer of Biotope, Inc., a medical product manufacturer. From 1987 to 1990, he served as Chief Financial Officer of BioControl Systems, Inc., a diagnostics manufacturing company. Mr. Mendelsohn received his B.S. in biochemical business management from the University of California and is a Certified Management Accountant.

        Thomas P. St. John (age 44) is currently the Vice President, Therapeutic Development for the Company, a position he has held since October 1993. Dr. St. John joined the Company in September 1990 as Director of the Structural Cell Biology Program and became a Senior Director, Science, in July 1992. Prior to joining the Company, Dr. St. John was a faculty member of the Fred Hutchinson Cancer Research Center, Seattle, Washington, and an affiliate faculty member of the University of Washington in the department of Medicine and department of Genetics. Dr. St. John received his Ph.D. in biochemistry from Stanford University in 1980. He conducted predoctoral research at the California Institute of Technology in the division of Biology and postdoctoral research at Stanford University in the departments of Medical Microbiology and Pathology. Dr. St. John's record of publications in the fields of cell adhesion and immunology reflect a 17-year research focus on molecular identification of cell adhesion molecules and delineation of their roles in immune cell function and leukocyte traffic.

INFORMATION ON COMMITTEES OF THE BOARD OF DIRECTORS AND MEETINGS

     The Board of Directors met eight times during the fiscal year ended December 31, 1996. Each of the Directors, with the exception of Mr. Gates, attended at least 75% of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which they served. Mr. Gates attended 50% of these meetings.

     The Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Nominating Committee.

     The Audit Committee currently consists of three nonemployee Directors, Messrs. Ferguson, Trowbridge and Wriston (Chairman). The Audit Committee reviews the preparation of the Company's accounts and considers the engagement of independent public accountants for the ensuing year and the terms of such engagement. In addition, the Audit Committee reviews the scope of the audit proposed by such accountants and receives and reviews the audit reports. The Audit Committee met once during the fiscal year ended December 31, 1996.

     The Compensation Committee consisted of three nonemployee Directors, Messrs. Cary (Chairman), Ferguson and Milligan. The Compensation Committee establishes the salary and certain terms of employment of the Company's officers and administers the Company's 1989 Stock Option Plan (the "1989 Plan") and the grants of options thereunder. The Compensation Committee met three times during the fiscal year ended December 31, 1996.

     The Nominating Committee consists of Dr. Rathmann (Chairman) and Messrs. Trowbridge and Wriston. The Nominating Committee makes recommendations to the Board of Directors concerning the qualifications of prospective candidates to fill vacancies on, or to be elected or reelected to, the Board of Directors. The Nominating Committee also makes recommendations to the Board of Directors concerning candidates for election as Chief Executive Officer of the Company, election of other corporate officers and succession planning for senior management. No procedures have been established for considering nominations by stockholders. The Nominating Committee did not meet during the fiscal year ended December 31, 1996.

COMPENSATION OF DIRECTORS

     The Company has a policy of paying Directors who are not employees of the Company an annual fee of $15,000 for service on the Board of Directors, together with a fee of $1,000 for each Board meeting and $500 for each Board committee meeting attended.

     The 1991 Stock Option Plan for Nonemployee Directors (the "Director Plan") provides for an initial grant and automatic annual grants thereafter to each nonemployee Director of nonqualified stock options for a number of shares determined by dividing $100,000 (increased by $10,000 a year starting in 1993) by the market price of the Common Stock on the date of grant. The exercise price of the options will be the closing market price of the Common Stock on the date of grant. During 1996 pursuant to the Director Plan, automatic grants of options for 17,778 shares at an exercise price of $7.875 per share were made to each of Messrs. Cary, Ferguson, Gates, Pangia, Trowbridge and Wriston, and to Drs. LeCocq and Milligan. Options granted under the Director Plan become 50% exercisable after the Director has served for one year from the date of initial election to the Board of Directors and 100% after two years. The options have a ten-year term but cannot be exercised later than two years after termination of service as a Director.

EXECUTIVE COMPENSATION

     The following table sets forth certain information regarding compensation paid by the Company during the past three fiscal years to its Chief Executive Officer and the other four most highly compensated executive officers in 1996 (the "Named Executive Officers").


                           SUMMARY COMPENSATION TABLE

                                                        Annual             Long-Term
                                                     Compensation      Compensation Awards
                                                     ------------     ---------------------
    Name and Principal Position      Year             Salary ($)      Securities Underlying           All Other
                                                                           Options (#)             Compensation ($)
---------------------------------------------------------------------------------------------------------------------
George B. Rathmann                   1996              $335,000              48,788                       --
Chief Executive Officer              1995               276,500              55,852                       --
and President                        1994               258,750              57,500                       --
---------------------------------------------------------------------------------------------------------------------
Gary L. Wilcox                       1995               282,000              49,252                       --
Executive Vice President,            1995               257,000              59,878                       --
Operations                           1994               240,000              13,300                  $57,164(1)
---------------------------------------------------------------------------------------------------------------------
W. Michael Gallatin                  1996               170,000              31,354                      --
Vice President and                   1995               146,250              20,000                      --
Scientific Director                  1994               120,000              40,000                      --
---------------------------------------------------------------------------------------------------------------------
Thomas P. St. John                   1996               155,000              30,194                      --
Vice President                       1995               135,000              15,000                      --
Therapeutic Development              1994               120,000              40,000                      --
---------------------------------------------------------------------------------------------------------------------
Howard S. Mendelsohn                 1996               115,000              12,000                      --
Chief Accounting Officer             1995               100,000              10,000                      --
                                     1994(2)             88,750              11,000                      --
---------------------------------------------------------------------------------------------------------------------

(1) Pursuant to his Employment Agreement, the Company reimbursed Dr. Wilcox $57,164 in 1994 for costs incurred in his relocation.

(2)  Mr. Mendelsohn was promoted to Chief Accounting Officer in March 1994.

1996 Option Grants

          The following table sets forth certain information regarding stock options granted to the Named Executive Officers in 1996. See "Report of the Compensation Committee on Executive Compensation."


                          OPTION GRANTS IN FISCAL 1996


                                                                                         Potential Realizable Value at
                                                                                         Assumed Annual Rates of Stock
                              Individual Grants                                       Price Appreciation for Option Term (2)
-------------------------------------------------------------------------------------------------------------------------------
                                              Percent of
                                                Total
                              Number of        Options
                             Securities       Granted to
                             Underlying       Employees     Exercise
                               Options        in Fiscal      Price     Expiration
Name                        Granted (#)(1)       Year      ($/Share)      Date        0% ($)        5% ($)         10% ($)
-------------------------------------------------------------------------------------------------------------------------------

George B. Rathmann               30,788           4%        $ 7.25       1/10/06         0      $    140,377    $    355,744
                                 18,000           2%        $7.875        5/8/06         0            89,146         225,913
                                 ------           -                                             ------------    ------------
                                 48,788           6%                                     0           229,523         581,657
-------------------------------------------------------------------------------------------------------------------------------
Gary L. Wilcox                   31,252           4%        $ 7.25       1/10/06         0           142,493         361,105
                                 18,000           2%        $7.875        5/8/06         0            89,146         225,913
                                 ------           -                                             ------------    ------------
                                 49,252           6%                                     0           231,639         587,018
-------------------------------------------------------------------------------------------------------------------------------
W. Michael Gallatin              21,354           3%        $ 7.25       1/10/06         0            97,363         246,738
                                 10,000           1%        $7.875        5/8/06         0            49,525         125,507
                                 ------           -                                             ------------    ------------
                                 31,354           4%                                     0           146,888         372,245
-------------------------------------------------------------------------------------------------------------------------------
Thomas P. St. John               20,194           3%        $ 7.25       1/10/06         0            92,074         233,334
                                 10,000           1%        $7.875        5/8/06         0            49,525         125,507
                                 ------           -                                             ------------    ------------
                                 30,194           4%                                     0           141,599         358,841
-------------------------------------------------------------------------------------------------------------------------------
Howard S. Mendelsohn              6,000           1%        $ 7.25       1/10/06         0            27,357          69,328
                                  6,000           1%        $7.875        5/8/06         0            29,715          75,304
                                 ------           -                                             ------------    ------------
                                 12,000           2%                                     0            57,072         144,632
-------------------------------------------------------------------------------------------------------------------------------
Totals for:
Named Executive Officers:       171,588          22%                                            $    806,723    $  2,044,394

All Shareholders (3):                                                                           $185,302,358    $469,592,556
-------------------------------------------------------------------------------------------------------------------------------

 (1) The options granted to MIP participants in 1996 (for performance in 1995) as described in the report of the Compensation Committee became exercisable upon grant date. The total number of MIP options granted to the Named Executive Officers in 1996 were 12,788, 13,252, 11,354 and 10,194 to Drs. Rathmann, Wilcox, Gallatin and St. John, respectively. Mr. Mendelsohn was not a participant in the MIP during 1995. Options granted under the periodic stock option grant program became exercisable in 48 equal monthly installments beginning January 10, 1996. The per share option exercise prices represent the fair market value of the Common Stock on the date of grant based on the closing price of the Common Stock as reported on The Nasdaq Stock Market. The option term is ten years. The optionee would have the right immediately prior to certain changes of control of the Company to exercise his or her option in whole or in part whether or not the vesting requirements set forth in his or her option agreement have been satisfied. The exercise price and tax withholding obligations relating to exercise may be paid by delivery of already-owned shares or by offsetting the underlying shares, subject to certain conditions. See "Employment Contracts, Termination of Employment and Change of Control Arrangements."

 (2) The dollar amounts under these columns are the result of calculations at 0% and at the 5% and 10% rates in accordance with regulations of the Securities and Exchange Commission ("SEC") and therefore are not intended to forecast possible future appreciation, if any, of the Common Stock price. Actual gains, if any, on stock option exercises depend on the future performance of the Common Stock and overall market conditions, as well as the optionholders' continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.

 (3) The increase in the market value of the holdings of all of the Company's stockholders over a ten-year period based on 39,417,753 shares of Common Stock outstanding as of December 31, 1996, at assumed annual rates of appreciation of 5% and 10% from a base price of $7.48 per share (which is the weighted average of the exercise prices of the grants), would be $185,302,358 and $469,592,556, respectively. Thus, the potential realizable gain on options granted in 1996 to the Named Executive Officers represents 0.44% of the total realizable gain by all stockholders if the assumed appreciation rates of 5% and 10% are achieved. Actual gains, if any, depend on the future performance of the Common Stock and overall market conditions. The amounts reflected in this table may not necessarily be achieved.

1996 OPTION EXERCISES

    No stock options were exercised by the Named Executive Officers during 1996. The following table sets forth for the Named Executive Officers the number of shares covered by both exercisable and nonexercisable stock options as of December 31, 1996. Also reported are the values for "in-the-money" options, which represent the positive spread between the exercise price of any such existing stock options and the year-end price of the Common Stock.


                         FISCAL YEAR-END OPTION VALUES

------------------------------------------------------------------------------------------------------------------------------------
                                    Number of Securities Underlying                Value of Unexercised In-the-Money Options at
                                Unexercised Options at Fiscal Year-End (#)                 at Fiscal Year-End ($)  (1)
------------------------------------------------------------------------------------------------------------------------------------
         Name                     Exercisable               Unexercisable              Exercisable              Unexercisable
------------------------------------------------------------------------------------------------------------------------------------
George B. Rathmann                  171,090                    114,250                  126,618                   190,203
Gary L. Wilcox                      286,530                    135,900                  573,443                   276,947
W. Michael Gallatin                  53,627                     53,827                   56,707                    90,088
Thomas P. St. John                   51,293                     50,101                   51,751                    76,497
Howard S. Mendelsohn                 37,061                     18,289                   48,291                    25,547
------------------------------------------------------------------------------------------------------------------------------------

(1) Amounts are based on the December 31, 1996 closing price of the Common Stock of $7.625 per share as reported on The Nasdaq Stock Market. There is no guarantee that if and when these options are exercised, they will have this value.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Committee") is responsible for establishing compensation levels for the Company's executive officers, establishing and administering performance-based compensation plans, evaluating the performance of the Company's executive officers, considering management succession and related matters, and administering the Company's 1989 Plan. The Committee is comprised of Frank T. Cary (Chairman), James L. Ferguson and David V. Milligan, all of whom are nonemployee Directors of the Company.
The Committee reviews with the Board of Directors all aspects of compensation for the executive officers, except that decisions about awards of stock options under the Company's 1989 Plan are made solely by the Committee.

     The Committee takes into account the compensation paid by competing companies in the industry to assist in determining the reasonableness of compensation for executive officers of the Company and to ensure that the Company is able to attract and retain key executive talent.

     The Committee's compensation policy is that a substantial portion of the annual compensation of each officer relates to and must be contingent upon a combination of the Company's overall performance and each officer's individual contribution. As a result, much of an executive officer's compensation is comprised of stock options that provide value to that officer in direct proportion to the performance of the Company's Common Stock price and, thus, its stockholder value over time. These stock options are granted to executive officers pursuant to two separate programs, a performance-based incentive program and a periodic grant program.

  Base Salaries. Executive officer salary levels are based on a subjective evaluation of the compensation of the individual compared to competitive salaries of similar individuals in the biotechnology and other industries; however, they are not targeted to a specific level of comparable compensation. In fulfilling its duties, the Committee relies on compensation statistics from various sources, including a survey of executive compensation for 264 public and private companies in the biotechnology industry (the "Survey"). Salary levels for 1996 for the Company's executive officers ranged between the 25th and 90th percentiles of base salary compensation for representative positions within the Survey for 1995, as adjusted to 1996. Approximately 40% of the public companies included in the Survey are included in the Nasdaq Pharmaceutical Stocks Index included in the Stock Price Performance Graph on page 12.

     Annual and Long-Term Incentive Compensation. The Committee generally does not anticipate awarding annual cash bonuses while the Company is in a loss position. In that regard, the Management Incentive Program (the "MIP") was established in 1994 for certain executive officers of the Company. During 1996, Drs. Gallatin, Rathmann, St. John and Wilcox participated in this performance-based incentive program. Under the MIP, a number of options reserved for issuance under the Company's 1989 Stock Option Plan are set aside annually in a pool for grants to MIP participants. Due to the number of MIP participants in

1996, up to 70% of the reserved options could be granted to participants in the aggregate. Option grants to MIP participants are based on a combination of Company performance and individual performance against predetermined incentive objectives that reflect aggressive goals, which in general exceed expected results for the year. For 1996, the total number of options in the pool available for grant to participants was based on the successful completion of a series of corporate objectives, listed in order of relative weighting, in the areas of clinical development, discovery research, financing, company collaborations and financial performance. Options representing a total of 111% of the available incentive option pool were allocated to individual MIP participants. The size of individual grants from the pool to participants in 1996 was based on successful completion of objectives established for each individual. Individual grant awards in 1996 could represent 15% or 20% of the available pool depending on the level of the individual's responsibility. Options granted to individuals for achieving incentive objectives in 1996 ranged from 95% to 114% of the maximum individual grant award possible. Option grants under the MIP have an exercise price equal to the fair market value of the Common Stock on the grant date, are subject to immediate vesting, and expire after ten years or three months after termination of employment, whichever is earlier. The Option Grants in Fiscal 1996 table reflects MIP awards for 1995 made in 1996, together with grants made in 1996 pursuant to the periodic stock option grant program.

     All Company employees, including executive officers, participate in a periodic stock option grant program. The program's primary purpose is to offer an incentive for long-term performance of the Company through increases in the market price of the Company's Common Stock and related return on equity to the Company's stockholders. Under the program, stock options are granted to employees on a periodic schedule, on the basis of each employee's respective salary, responsibilities, position within the Company, and performance for those individuals who are nonexecutive officers. In determining the size of stock option grants under the periodic program, the Committee does not consider the outstanding number of stock options held by each individual. The options granted through the program have an exercise price equal to the fair market value of the Common Stock on the grant date, vest monthly over a four-year period, and terminate after ten years or three months after termination of employment, whichever is earlier.

  1996 Compensation of the Chief Executive Officer. In determining Dr. Rathmann's salary for 1996, the Committee considered competitive compensation data for chairmen and chief executive officers of similar companies within the biotechnology industry, taking into account Dr. Rathmann's experience and knowledge. Dr. Rathmann received a salary increase of 21% in 1996, which resulted in a base salary in the 50th percentile of base salaries for chief executive officers of companies in the Survey. For 1996, Dr. Rathmann received options to purchase 19,035 shares of Common Stock, or 95% of the maximum individual grant possible, as a result of his participation in the MIP. This amount was based on a combination of the achievement of certain corporate objectives and individual performance criteria relating to corporate partnerships, financing, clinical development and other operational factors. These options were granted in January 1997. In accordance with the Company's periodic stock option grant program described above, Dr. Rathmann was awarded stock options in 1996 to purchase 36,000 shares of Common Stock. In January 1996, Dr. Rathmann received options to purchase 12,788 shares of common stock pursuant to his participation in the MIP in 1995.

  Section 162(m) Limitations on Executive Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended, makes certain non-performance-based compensation in excess of $1,000,000 paid to executive officers of public companies nondeductible by such companies. Certain performance-based compensation that has been approved by stockholders is not subject to the deduction limit.

Submitted by the Compensation Committee of the Company's Board of Directors


     Frank T. Cary, Chairman
     James L. Ferguson
     David V. Milligan

     Stock Price Performance Graph. The graph below compares the cumulative total stockholder return on the Common Stock of the Company with the cumulative total stockholder return of The Nasdaq Stock Market Total Return Index (U.S. Companies) and The Nasdaq Stock Market Pharmaceutical Stocks Index (the "Nasdaq Pharmaceutical Stocks Index"), an index of approximately 375 companies, the stocks of which are quoted on The Nasdaq National Market and whose Primary Standard Industrial Classification Code Number is 283, Pharmaceutical Companies. The Company will provide to stockholders upon request a list of companies that comprise The Nasdaq Pharmaceutical Stocks Index. Note: Stock price performance shown for the Company is historical and not necessarily indicative of future price performance.



                              [GRAPH APPEARS HERE]




                                                          12/31/91    12/31/92     12/31/93     12/31/94     12/31/95     12/31/96
-----------------------------------------------------------------------------------------------------------------------------------

Nasdaq Stock Market Total Return Index (U.S. Companies)       $100        $116         $134         $131         $185         $227
Nasdaq Pharmaceutical Stocks Index                            $100         $83          $74          $56         $102         $102
ICOS Corporation                                              $100         $66          $49          $32          $64          $66
------------------------------------------------------------------------------------------------------------------------------------

   (1) Assumes $100 was invested on December 31, 1991 in the Company's Common Stock, the Nasdaq Stock Market Total Return Index (U.S. Companies) and the Nasdaq Pharmaceutical Stocks Index. Total return performance for the Nasdaq Stock Market Total Return Index (U.S. Companies) and the Nasdaq Pharmaceutical Stocks Index is weighted based on the market capitalization of the firms included in the index and assumes that dividends are reinvested. The Nasdaq Stock Market Total Return Index (U.S. Companies) and the Nasdaq Pharmaceutical Stocks Index are produced and published by the Center for Research in Securities Pricing at the University of Chicago, Graduate School of Business, 1101 East 58th Street, Chicago, Illinois 60637.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL
ARRANGEMENTS

     Dr. Wilcox has a four-year employment agreement that commenced in September 1993. This agreement provides that Dr. Wilcox will be employed as a senior executive officer of the Company and will be nominated for election to the Board of Directors. In the event that the Company terminates Dr. Wilcox's employment without cause, Dr. Wilcox will receive 12 months' severance pay based on his then-current salary. The amount of severance pay may be reduced under certain circumstances.

     Any option granted either under the 1989 Plan or the Director Plan shall terminate in the event of a merger (other than a merger of the Company in which the holders of Common Stock immediately prior to the merger have the same proportionate ownership of Common Stock in the surviving corporation immediately after the merger), consolidation, acquisition of property or stock, separation, reorganization (other than a mere reincorporation or the creation of a holding company) or liquidation of the Company, as a result of which the Company's stockholders receive cash, stock or other property in exchange for or in connection with their shares of Common Stock, but the optionee would have the right immediately prior to any such merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation to exercise his or her option in whole or in part whether or not the vesting requirements set forth in the option agreement have been satisfied. The exercise price and tax withholding obligations relating to exercise may be paid by delivery of already-owned shares or by offsetting the underlying shares, subject to certain conditions.

     If the stockholders of the Company receive capital stock of another corporation ("Exchange Stock") in exchange for their shares of Common Stock in any transaction involving a merger, consolidation, acquisition of property or stock, separation or reorganization, except in certain conditions, all options granted under the 1989 Plan, including those to executive officers, will be converted into options to purchase shares of the Exchange Stock unless the Company and the other corporation in their sole discretion determine that any or all such options will terminate. If such options are determined to terminate, the optionee will have the right immediately prior to such merger, consolidation, acquisition of property or stock, separation or reorganization, to exercise such optionee's option in whole or in part whether or not the vesting requirements have been satisfied.

     If the options are converted into options for Exchange Stock then each converted option shall become fully vested and exercisable unless such option is
(i) assumed by the successor corporation or such option is to be replaced with a comparable option for the purchase of shares of the capital stock of the successor corporation or its parent corporation, or (ii) is to be replaced with a cash incentive program of the successor corporation that preserves the spread existing at the time of the transaction and provides for subsequent payout in accordance with the same vesting schedule applicable to such option. Any such options that are assumed or replaced and do not otherwise accelerate at the time of the transaction shall be accelerated in the event the optionee's employment or services should subsequently terminate within two years following such transaction, unless such termination shall be for cause or by the optionee voluntarily without good reason.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   In December 1995, the Company entered into a Collaboration Agreement with Gryphon Sciences, a start-up biotechnology corporation ("Gryphon"), under which Gryphon has agreed to utilize its proprietary technology to synthesize certain proteins for evaluation by the Company. The Company paid $100,000 to Gryphon for such services. Dr. LeCocq, a Director of the Company, is the President, Chief Executive Officer and a stockholder of Gryphon. Falcon Technology Partners ("Falcon"), a venture capital limited partnership in which Dr. Rathmann, the Company's Chairman, Chief Executive Officer and President, is the limited partner and two of Dr. Rathmann's adult children, James L. Rathmann and Richard C. Rathmann, are the general partners, has a minority interest in Gryphon.

   Under a collaborative research and development agreement with Abbott Laboratories ("Abbott"), which focuses on the development of small molecules that modulate the activity of certain cell adhesion molecules, the Company received $2,000,000 in revenue in 1996. Dr. Milligan, a Director of the Company, retired in 1996 from Abbott, where he was most recently Senior Vice President and Chief Scientific Officer.

   In June 1996, the Company entered into a transaction with Charybdis Corporation, a start-up biotechnology company ("Charybdis"), in which the Company (a) licensed and released to Charybdis certain technology that the Company had independently determined would not be part of the Company's development programs, (b) agreed to provide incubation services to Charybdis through March, 1997, including laboratory space and certain small-molecule screening services and know how, which services the Company expects to extend for additional consideration, and (c) received stock of Charybdis. In addition, for a cash investment in June 1996, Charybdis issued stock to Falcon Technology Partners II, L.P. ("Falcon II"), a venture capital limited partnership all of whose interests (general partner and limited partner interests) are directly or indirectly held by Dr. Rathmann's five adult children. Falcon II borrowed funds from Falcon for its investment in Charybdis. The Company and Falcon have a controlling interest in Charybdis. In accordance with the rights of the Company to designate a Director, Dr. Wilcox, the Company's Executive Vice President-Operations, became a Director of Charybdis.

   The Gryphon, Abbott and Charybdis transactions described in the preceding paragraphs have been approved by the disinterested members of the Company's Board of Directors.

APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has selected KPMG Peat Marwick LLP, independent public accountants, to continue as the Company's auditors for fiscal year 1997. The Board of Directors is submitting its selection of KPMG Peat Marwick LLP to the stockholders for ratification. A majority of all votes cast at the Annual Meeting is required for such ratification. Representatives of KPMG Peat Marwick LLP are expected to be present at the Annual Meeting to make a statement if they so desire and to respond to appropriate questions.

PROPOSALS OF STOCKHOLDERS

     A stockholder who intends to present a proposal at the 1998 Annual Meeting of Stockholders and desires that information regarding the proposal be included in the 1998 proxy statement and proxy must ensure that such information is received by the Company in writing no later than December 11, 1997.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's Directors and executive officers, and persons who own more than 10% of a registered class of securities, to file with the SEC the initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, Directors and greater-than-10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

OTHER BUSINESS

     As of the date of this Proxy Statement, the Company knows of no other business to be presented at the Annual Meeting. If any other business properly comes before the Annual Meeting, it is intended that the shares represented by proxies will be voted with respect thereto in accordance with the best judgment of the persons named in the accompanying proxy.

ANNUAL REPORTS

     Copies of the 1996 Annual Report to stockholders of the Company are being mailed to stockholders concurrently with this Proxy Statement, the proxy and the Notice of 1997 Annual Meeting of Stockholders. Additional copies may be obtained from the Investor Relations Department at the Company's principal executive offices.

     Upon written request addressed to the Investor Relations Department at the Company's principal executive offices from any person solicited herein, the Company will provide, at no cost, a copy of the Form 10-K Annual Report filed with the SEC for the fiscal year ended December 31, 1996.


                                BY ORDER OF THE BOARD OF DIRECTORS

                                /s/ George B. Rathmann

                                George B. Rathmann
                                Chairman of the Board of Directors,
                                Chief Executive Officer and President

April 4, 1997
Bothell, Washington

-------------------------------------------------------------------------------

                                                         Please mark
                                                         your vote as
                                                         indicated in
                                                         this example    [X]

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

                                        FOR all             WITHHELD
                                nominees listed below      AUTHORITY to
                                 (except as marked to   vote for all nomi-
                                 the contrary below)    nees listed below

1. ELECTION OF DIRECTORS:               [_]                     [_]
   (INSTRUCTION: TO WITHHOLD
   AUTHORITY TO VOTE FOR ANY
   INDIVIDUAL NOMINEE STRIKE A LINE
   THROUGH THE NOMINEE'S NAME)

 Class / Frank T. Cary, James L. Ferguson, Janice M. LeCocq

                                        FOR     AGAINST         ABSTAIN
2. PROPOSAL TO RATIFY                   [_]       [_]             [_]
   THE APPOINTMENT OF
   KPMG PEAT MARWICK
   LLP as the Company's
   independent public
   accountants for fiscal
   year 1997.

                                        FOR     AGAINST         ABSTAIN
3. In their discretion the              [_]       [_]             [_]
   Proxies are authorized
   to vote upon such other
   business as may
   properly come before
   the meeting.

Dated __________________________________________________________________ , 1997

_______________________________________________________________________________
Signature

_______________________________________________________________________________
Signature if held jointly

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

    PLEASE MARK, SIGN, DATE AND RETURN THIS POLICY CARD PROMPTLY USING THE


                            FOLD AND DETACH HERE

-------------------------------------------------------------------------------






PROXY

                               ICOS CORPORATION
                           22021 - 20TH AVENUE S.E.
                           BOTHELL, WASHINGTON 98021

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

 The undersigned hereby appoints George B. Rathmann, Gary L. Wilcox and Walter
B. Wriston as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of ICOS Corporation held of record by the undersigned on March 10, 1997 at the annual meeting of stockholders to be held on May 7, 1997 or any adjournment or postponement thereof.

      (CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)

                             FOLD AND DETACH HERE